Exhibit 6(a)(iii)


      AGREEMENT, dated as of September __, 1996, between The CineMasters Group, Inc., a New York corporation with an address at 250 West 57th Street, Suite 2421, New York, NY 10019 ( CineMasters ), and Gene Feldman, with an address at 45 West 60th Street, New York, New York 10023 ( Feldman )

                               W I T N E S S E T H

      WHEREAS, CineMasters, Cary Brokaw, and Avenue Pictures, Inc. ( Avenue ) are entering into a Share Exchange Agreement, dated as of the date hereof (the Share Exchange Agreement ), pursuant to which Avenue will become a wholly-owned subsidiary of CineMasters;

      WHEREAS, Feldman and CineMasters are entering into an Employment Agreement, dated as of the date hereof (the Employment Agreement ), pursuant to which Feldman will be employed as Chairman of CineMasters and as President of its Wombat Division;

      WHEREAS,   in  connection  with  the  Share  Exchange  Agreement  and  the
Employment Agreement, CineMasters and Feldman wish to set forth certain additional agreements between them;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.    Termination of Employment of Feldman.

      (a)   Upon the termination of employment of Feldman at CineMasters,

      (i) Feldman (or his estate) shall have the option, exercisable during the six-month period commencing on the date of termination of his employment, (A) to purchase all of the assets of CineMasters listed on Schedule 1(a)(i) for a cash purchase price equal to the book value of such assets as reflected on the most recent regularly prepared balance sheet of CineMasters existing on the date such option is exercised and (B) to assume all of the leases of CineMasters listed on
Schedule 1(a)(i) that are assignable. If Feldman (or his estate) shall exercise the option to assume all of such leases, CineMasters and Feldman shall enter into an assignment and assumption agreement pursuant to which (C) CineMasters will (1) assign the assumed leases to Feldman (or his estate) and (2) agree to hold Feldman (or his estate) harmless with respect to any obligations under the assumed leases relating to the period prior to the date of the assignment and assumption and (D) Feldman (or his estate) will (1) agree to assume the assumed leases and (2) agree to hold CineMasters harmless with respect to any obligations under the assumed leases relating to the period on or after the date of the assignment and assumption.

            (ii)  CineMasters  shall pay  Feldman  (or,  as set forth in Section
1(b), his spouse or estate) monthly payments (the Monthly Payments ) of $8,333.33 (or, with respect to any Monthly Payment made prior to the sale or transfer by CineMasters of all or any portion of the CineMasters Library (as defined in the Share Exchange Agreement), such lesser amount as may be determined pursuant to Section 1(d)) for the greater of (A) five years and (B) the remainder of his life.

      (b) If Feldman shall die prior to the receipt of all of the Monthly Payments, the remaining Monthly Payments shall be made to the person who was his spouse on the date of his death (the Spouse ) if she shall be living or if she shall not be living to the estate of Feldman.

      (c) If (i) the employment of Feldman at CineMasters shall terminate for any reason other than death and Feldman shall die less than five years after the date of such termination and (ii) the Spouse shall be living at the time the last Monthly Payment is made, the Spouse shall be entitled to receive additional monthly payments (the Additional Monthly Payments ) of $6,250 (or, with respect to any Additional Monthly Payment made prior to the sale or transfer by CineMasters of all or any portion of the CineMasters Library, such lesser amount as may be determined pursuant to Section 1(d)) for the lesser of (iii) the period commencing the first month that no Monthly Payment is payable and ending five years after the date of Feldman s death and (iv) the remainder of her life.

      (d) Notwithstanding Sections 1(a)(ii) and 1(c), no Monthly Payment or Additional Monthly Payment made prior to the sale or transfer by CineMasters of all or any portion of the CineMasters Library shall exceed 25% of the Average Monthly Net Income Ceiling as set forth on the most recent Accountant s Certificate (as such terms are hereinafter defined) received by the recipient of the Monthly Payments or Additional Monthly Payments. Promptly after each issuance of CineMasters s audited financial statements, CineMasters s independent public accountants shall (i) calculate the average monthly net income (which shall be determined without deduction for general and administrative expenses) earned by CineMasters from the CineMasters Library during the most recent fiscal year covered by such audited statements (the Average Monthly Net Income Ceiling ) and (ii) furnish a certificate (the Accountant s Certificate ) setting forth such calculation to CineMasters and the recipient of the Monthly Payments or Additional Monthly Payments. The recipient of the Monthly Payments or Additional Monthly Payments shall have the right, at any time not more than one year after the receipt of each Accountant s Certificate, to have his representative verify that the Average Monthly Net Income Ceiling set forth in such Accountant s Certificate has been properly calculated, and if it is determined that an error has been made, an adjusting payment shall be made promptly. This Section 1(d) shall be of no further force or effect on and after such date as CineMasters shall sell or transfer all or any portion of the CineMasters Library.

 2.   Sale of the CineMasters Library.

      (a) CineMasters shall not sell any portion of the CineMasters Library prior to the rightful termination of the employment of Feldman at CineMasters.

      (b) Subject to the terms and conditions of this Section 2(b), CineMasters hereby grants to Feldman (or his estate) a right of first offer with respect to the sale of the CineMasters Library during the five-year period (the First Offer Period ) commencing on the date of termination of the employment of Feldman at CineMasters. Each time CineMasters proposes to offer for sale or sell the CineMasters Library during the First Offer Period, CineMasters shall first offer to sell the CineMasters Library to Feldman (or his estate) in accordance with the following provisions:

      (i) CineMasters shall deliver a notice (the Notice ) to Feldman (or his estate) stating its bona fide intention to sell the CineMasters Library and setting forth the price and other terms and conditions on which it proposes to sell.

      (ii) During the 30-day period commencing on the date of receipt of the Notice, Feldman (or his estate) may elect to purchase the CineMasters Library for the price and on the other terms and conditions set forth in the Notice (if the stated price includes any property other than cash, such stated price shall be deemed to be the amount of any cash included in the stated price plus the fair market value of the other property included in the stated price).

      (iii) If Feldman (or his estate) does not elect to purchase the CineMasters Library for the price and on the other terms and conditions set forth in the Notice, CineMasters may, during the 90-day period following the 30-day period referred to in Section 2(b)(ii), offer for sale and sell the CineMasters Library to any person or persons for a price and on other terms and conditions no less favorable to CineMasters than those set forth in the Notice.

      (iv) If CineMasters does not sell the CineMasters Library within the 90-day period referred to in Section 2(b)(iii), the right to sell the CineMasters Library pursuant to Section 2(b)(iii) shall expire and the right of first offer set forth in this Section 2(b) shall again apply.

      (c) During the First Offer Period, CineMasters shall not sell less than all of the CineMasters Library to any person or persons.

3.    Rights to Future Productions.

      (a) In the event that Feldman (or his estate) exercises the option set forth in Section 1(a)(i) and Feldman (or his estate) thereafter completes any production, Feldman (or his estate) shall deliver a notice to CineMasters describing such production in reasonable detail. CineMasters shall have the right, during the 30-day period commencing on the date of receipt of such notice, to acquire, for nominal consideration, all right, title, and interest of Feldman (or his estate) in and to such production, subject to (i) the rights of Feldman (or his estate) to receive commercially reasonable producer fees, (ii) the rights, if any, of A&E Television Networks, as licensee, consistent with past practice, and (iii) the distribution rights of Janson Associates, Inc. pursuant to the Distribution Agreement, dated July 1, 1995, between Janson Associates, Inc. and Wombat Productions (a division of CineMasters).

      (b) If CineMasters shall exercise its right pursuant to Section 3(a) to acquire all right, title, and interest of Feldman (or his estate) in and to any production, CineMasters shall pay to Feldman (or, after his death, to the Spouse if she shall be living or if she shall not be living to the estate of Feldman) an amount equal to 25% of the net income earned by CineMasters with respect to such production. Promptly after each issuance of CineMasters s audited financial statements, CineMasters s independent public accountants shall (i) calculate the aggregate amount required to be paid pursuant to this Section 3(b) with respect to the most recent fiscal year covered by such audited statements and (ii) furnish a certificate setting forth such calculation to CineMasters and the person entitled to receive such payment. CineMasters shall pay such amount to the person entitled thereto not more than ten business days after receipt of such certificate. The person entitled to receive such payment shall have the right, at any time not more than one year after the receipt of each such certificate, to have his representative verify the calculation set forth in such certificate, and if it is determined that an error has been made, an adjusting payment shall be made promptly.

4.    Modification.

      This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

5.    Notices.

      Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5). Notice to the estate of Feldman shall be sufficient if addressed to Feldman as provided in this Section
5. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

6.    Waiver.

      Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

7.    Binding Effect.

      The provisions of this Agreement shall be binding upon and inure to the benefit of Feldman and his heirs and personal representatives, and shall be binding upon and inure to the benefit of CineMasters and its successors.

8.    Third Party Beneficiaries.

      This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except
(a) as provided in Section 7 and (b) the Spouse shall be a third party beneficiary of this Agreement.
9.    Headings.

      The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

10.   Counterparts; Governing Law.

      This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                                The CineMasters Group, Inc.


                                                By_____________________



                                                -----------------------
                                                      Gene Feldman